Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 7, 2017, relating to the consolidated financial statements and financial statement schedule of Par Pacific Holdings, Inc., and the effectiveness of Par Pacific Holdings Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Par Pacific Holdings, Inc. for the year ended December 31, 2016.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

March 7, 2017